                                                                    Exhibit 99.1

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)




                INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

                                                                                PAGE

PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

         CONDENSED BALANCE SHEET
             JUNE 30, 2001 (UNAUDITED)                                          F-2

         CONDENSED STATEMENTS OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2001,
             THREE MONTHS ENDED JUNE 30, 2001, SIX AND THREE MONTHS ENDED
             JUNE 30, 2000 AND PERIOD FROM MARCH 31, 2000 (DATE OF
             INCEPTION) TO JUNE 30, 2001 (UNAUDITED)                            F-3

         CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS'
         DEFICIENCY

             SIX MONTHS ENDED JUNE 30, 2001 AND PERIOD FROM
             MARCH 31, 2000 (DATE OF INCEPTION) TO JUNE 30, 2001
             (UNAUDITED)                                                        F-4

         CONDENSED STATEMENT OF CASH FLOWS
             SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND PERIOD FROM
             MARCH 31, 2000 (DATE OF INCEPTION) TO JUNE 30, 2001
             (UNAUDITED)                                                        F-5

         NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)                    F-6/9

                                      * * *

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                             CONDENSED BALANCE SHEET
                                  JUNE 30, 2001
                                   (Unaudited)




ASSETS


Current assets:
     Cash                                                                      $       341
     Advances to Hedman Resources Limited                                          763,875
                                                                                 ---------

          Totals                                                                  $764,216
                                                                                  ========


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable                                                            $  97,115
     Advances from stockholders                                                    801,786
                                                                                 ---------
          Total liabilities                                                        898,901
                                                                                 ---------

Stockholders' deficiency:
    Preferred stock, par value $.001 per share; 10,000,000 shares
       authorized; none issued                                                          --
    Common stock, par value $.001 per share; 50,000,000 shares
       authorized; 13,750,000 shares issued                                         13,750
    Additional paid-in capital                                                     998,750
    Deficit accumulated during the exploration stage                              (417,710)
    Subscriptions receivable for 7,294,750 shares of common stock                 (729,475)
                                                                                 ---------
          Total stockholders' deficiency                                          (134,685)
                                                                                 ---------

          Totals                                                                  $764,216
                                                                                  ========


See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
               SIX MONTHS ENDED JUNE 30, 2001, THREE MONTHS ENDED
           JUNE 30, 2001, SIX AND THREE MONTHS ENDED JUNE 30, 2000 AND
         PERIOD FROM MARCH 31, 2000 (DATE OF INCEPTION) TO JUNE 30, 2001
                                   (Unaudited)





                                                                                  Six
                                                                                  and
                                                Six             Three            Three
                                               Months           Months           Months
                                                Ended            Ended            Ended
                                               June 30,         June 30,         June 30,
                                                 2001             2001              2000        Cumulative
                                             -----------      -----------      -----------      -----------
Revenues                                     $        --      $        --      $        --      $        --
                                             -----------      -----------      -----------      -----------

Operating expenses:
     Exploration costs                                                                              190,228
     General and administrative expenses          95,339           30,493           32,500          227,482
                                             -----------      -----------      -----------      -----------
        Totals                                    95,339           30,493           32,500          417,710
                                             -----------      -----------      -----------      -----------

Net loss                                     $   (95,339)     $   (30,493)     $   (32,500)     $  (417,710)
                                             ===========      ===========      ===========      ===========


Basic net loss per share                     $      (.02)     $        --      $      (.01)     $      (.09)
                                             ===========      ===========      ===========      ===========


Basic weighted average common shares
     outstanding                               5,831,885        6,455,250        3,750,000        4,579,016
                                             ===========      ===========      ===========      ===========



See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

           CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                 SIX MONTHS ENDED JUNE 30, 2001 AND PERIOD FROM
               MARCH 31, 2000 (DATE OF INCEPTION) TO JUNE 30, 2001
                                   (Unaudited)


                                                                                   Deficit
                                                                                  Accumulated
                                             Common Stock            Additional   During the    Subscriptions Receivable
                                             ------ -----             Paid-in     Exploration   ------------------------
                                        Shares        Amount         Capital       Stage        Shares       Amount       Total
                                        ------        ------         -------       -----        ------       ------       -----
Issuance of shares to founders
     effective as of March 31, 2000    3,637,500      $  3,638     $  (3,638)

Issuance of shares as payment
     for legal services                  112,500           112        12,388                                                12,500

Subscriptions for purchase of
     common stock                     10,000,000        10,000       990,000                   10,000,000   $(1,000,000)

Proceeds from issuance of
     common stock                                                                                 (10,000)        1,000       1,000

Net loss                                                                          (322,371)                                (322,371)
                                      ----------        ------     ---------    ----------       ---------     --------    ---------
Balance, December 31, 2000            13,750,000        13,750       998,750      (322,371)     9,990,000      (999,000)   (308,871)

Proceeds from issuance of
     common stock                                                                              (2,395,250)      239,525     239,525

Issuance of shares as payment
     for legal services                                                                          (300,000)      30,000       30,000

Net loss                                                                           (95,339)                                 (95,339)
                                      ----------        ------     ---------    ----------       ---------     --------   ---------
Balance, June 30, 2001                13,750,000        13,750     $ 998,750   $  (417,710)      7,294,750     (729,475)  $(134,685)
                                      ==========        ======     =========    ==========       =========      ========  =========


See Notes to Condensed Financial Statements

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                        CONDENSED STATEMENT OF CASH FLOWS
             SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND PERIOD FROM
               MARCH 31, 2000 (DATE OF INCEPTION) TO JUNE 30, 2001
                                   (Unaudited)



                                                                     Six Months Ended
                                                                          June 30,
                                                                    --------------------
                                                                    2001            2000          Cumulative
                                                                    ----            ----          ----------
Operating activities
     Net loss                                                  $   (95,339)     $   (32,500)     $  (417,710)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
        Common stock issued for services                            30,000           12,500           42,500
        Changes in operating assets and liabilities:
           Prepaid geologist fees                                                   (13,513)
           Accounts payable                                         47,121                            97,115
                                                               -----------      -----------      -----------
               Net cash used in operating activities               (18,218)         (33,513)        (278,095)
                                                               -----------      -----------      -----------
Investing activities - advances to Hedman Resources
     Limited                                                      (280,795)                         (763,875)
                                                               -----------                       -----------
Financing activities:
     Proceeds from issuance of common stock                        239,525                           240,525
     Advances from stockholders                                     53,475           33,513          801,786
                                                               -----------      -----------      -----------
               Net cash provided by financing activities           293,000           33,513        1,042,311
                                                               -----------      -----------      -----------
Net increase (decrease) in cash                                     (6,013)              --              341
Cash, beginning of period                                            6,354               --               --
                                                               -----------      -----------      -----------
Cash, end of period                                            $       341      $        --      $       341
                                                               ===========      ===========      ===========



See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1 - Business:

                Enviro Industrial Technologies, Inc. (the "Company") was incorporated in the State of Delaware on March 31, 2000. The Company is in the process of developing a mineral exploration and industrial mining business. The core of the Company's business will be comprised of the mining of vermiculite from a block of three unpatented mining claims in Canada, covering a total of 25 vermiculite claim units. Vermiculite is the geological name given to a group of minerals which are aluminum iron ore magnesium silicates resembling mica in appearance. Vermiculite is used as a filler in lightweight concrete, agricultural products, insulation, construction, metallurgy, chemistry and ceramics.

                In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of June 30, 2001, and its results of operations for the six months ended June 30, 2001, three months ended June 30, 2001, six and three months ended June 30, 2000 and the period from March 31, 2000 (date of inception) to June 30, 2001, changes in stockholders' deficiency for the six months ended June 30, 2001 and the period from March 31, 2000 (date of inception) to June 30, 2001 and cash flows for the six months ended June 30, 2001 and 2000 and the period from March 31, 2000 (date of inception) to June 30, 2001. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed in or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2000 and for the period from March 31, 2000 (date of inception) to December 31, 2000 and the notes thereto (the "Audited Financial Statements") and the other information included in the Company's Annual Report on Form 10-KSB (the "Form 10-KSB") for the period from March 31, 2000 (date of inception) to December 31, 2000 that was previously filed with the SEC.

                The results of operations for the six and three months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year.

                The Company plans to become the legal acquirer of 100% but not less than 80% of the issued and outstanding shares of common stock of Hedman Resources Limited ("Hedman") through a business combination that is expected to be accounted for as a "reverse acquisition" in which Hedman will be the accounting acquirer (see Note 6 herein).

                As of June 30, 2001, the Company's operations had been limited to organizational activities, the acquisition of mining claims and the negotiation of agreements related to the business combination with Hedman. It had not generated any revenues from operations as of that date. Accordingly, it is considered a "development stage company" for accounting purposes.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)


Note 1 - Business (concluded):

                The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. However, as of June 30, 2001, the Company had not generated any revenues from its operations and, as a result, it had a working capital and a stockholders' deficiency of $134,685. Management believes that the Company will not generate any revenues until the reverse acquisition with Hedman is consummated. However, Hedman has also been sustaining operating losses and, as a result, it had a working capital deficiency as of June 30, 2001 and needed additional debt or equity financing to be able to continue its operations. Management believes that the Company will need total additional financing of approximately $250,000 to continue to operate as planned during the twelve-month period subsequent to June 30, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

                Management plans to obtain such financing through private offerings of debt and equity securities. As of June 30, 2001, the Company had subscriptions receivable of $729,475 for the purchase of shares of its stock. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need if the reverse acquisition is not consummated, or any or all of the additional financing Hedman and the Company will need if the reverse acquisition is consummated, in order to continue to operate through at least June 30, 2002 or that, ultimately, it will be able to generate any profitable mining operations. If the Company is unable to obtain the required financing, it may have to curtail its operations or terminate its operations and liquidate its remaining assets and liabilities.

                The accompanying condensed financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

Note 2 - Net earnings (loss) per share:

                The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during any period from March 31, 2000 (date of inception) to June 30, 2001.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)



Note 3 - Private placement:

                On September 2, 2000, the Company entered into agreements to sell a total of 10,000,000 shares of common stock for total consideration of $1,000,000 or $.10 per share through private placements intended to be exempt from registration under the Securities Act of 1933. As of December 31, 2000, it had received aggregate gross proceeds of $1,000 from sales of shares pursuant to the private placements and had issued 10,000 shares and, as a result, it had a balance receivable of $999,000 as of that date attributable to subscriptions for the sale of the remaining 9,990,000 shares.

                During the six months ended June 30, 2001, the Company received payments from subscribers totaling $239,525 which were attributable to the sale of 2,395,250 shares, and a subscriber provided the Company with legal services in lieu of cash payments of $30,000 for the issuance of 300,000 shares. As a result, the Company had subscriptions receivable of $729,475 as of June 30, 2001 for 7,294,750 shares of common stock which must be paid no later than September 1, 2001. The balance receivable has been included in common stock and offset by a subscription receivable in the same amount in the accompanying condensed balance sheet as of June 30, 2001.

Note 4 - Advances to and from related parties:

                As of June 30, 2001, the Company had a receivable of $763,875 as a result of advances made to Hedman and a payable of $801,786 as a result of advances from stockholders. Advances of $189,000 made to Hedman were subject to a note receivable that is due on demand and bears interest at the prime rate. The balance of the advances receivable from Hedman of $574,875 and all of the advances payable to stockholders were noninterest bearing and due on demand.

Note 5 - Income taxes:

                As of June 30, 2001, the Company had net operating loss carryforwards of -approximately $418,000 available to reduce future Federal taxable income which will expire in 2020 and 2021. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets of approximately $167,000 attributable to the potential benefits from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of June 30, 2001.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (An Exploration Stage Company)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)



Note 5 - Income taxes (concluded):
                The Company had also offset the potential benefits from net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2000. As a result of the increases in the valuation allowance of $38,000 in the six months ended June 30, 2001, $12,000 in the three months ended June 30, 2001, $13,000 in the six and three months ended June 30, 2000 and $167,000 in the period from March 31, 2000 (date of inception) to December 31, 2000, the Company did not recognize any credits for income taxes in the accompanying condensed statements of operations to offset its pre-tax losses in any of those periods.

Note 6 - Plan of reorganization and merger:
                As explained in Notes 1 and 8 of the notes to the Audited Financial Statements in the Form 10-KSB, pursuant to the terms of a letter of intent dated May 19, 2000 and a proposed plan of reorganization and merger (the "Plan"), the Company will become the legal acquirer of up to 100% but not less than 80% of the issued and outstanding shares of Hedman's common stock by issuing one share of its common stock for every two shares of Hedman's common stock outstanding on the date of consummation. The consummation of the Plan is subject to, among other things, stockholder, regulatory and exchange approvals.

                If the Plan is consummated based on the proposed terms, management expects that the present stockholders of Hedman will own in excess of 50% of the outstanding shares of the combined companies. Since Hedman is an operating company and its stockholders will control the combined companies, the merger will be accounted for as a purchase business combination and a "reverse acquisition" in which the Company will be the legal acquirer and Hedman will be the accounting acquirer. Accordingly, the financial statements of the combined companies will reflect the operations of Hedman before and after the consummation of the Plan and the accompanying condensed financial statements will not be comparable to the financial statements of the combined companies after the merger.

                                      * * *